Exhibit 10.10

May 6, 2021
Re: Offer of Employment - DivvyPay, LLC
Dear Blake:
I am very pleased to confirm our employment offer to you as Chief Executive Officer of DivvyPay, LLC which will be a wholly-owned subsidiary of Bill.com Holdings, Inc. (“Bill.com” or the “Company”)11, reporting to Rene Lacerte, Chief Executive Officer. Your primary work location will be the Company’s location in Draper, UT. As you know, Bill.com is acquiring your employer, DivvyPay, Inc., a Delaware corporation (“DivvyPay”), pursuant to the Agreement and Plan of Merger dated as of May 6, 2021 (the “Merger Agreement”) by and among Bill.com, DivvyPay Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Bill.com, DivvyPay Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Bill.com, and the Agent named therein, with the result that, subject to the terms and conditions therein, DivvyPay will become a wholly owned subsidiary of Bill.com (the “Merger”). While your title will remain the same as currently at DivvyPay, you will have seniority level equivalent to Senior Vice President at Bill.com. Your employment is contingent upon and effective at the closing (the “Closing Date”) of the Merger.
The terms of our offer and the benefits currently provided by Bill.com are as follows:
1. Compensation. a. Base Salary: In this position, the Company will pay you an annual base salary of $360,000 per year, less applicable withholdings, payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as part of the Company’s regular reviews of compensation. b. Bonus. You will be eligible to receive a discretionary bonus with a target amount of $36,000, less applicable withholdings, subject to and in accordance with the terms of the Company’s bonus plan. This discretionary bonus will be prorated for your first year of employment based upon the portion of the year you were employed by the Company. Please note that bonus programs, payouts and criterion are subject to change or adjustment in the discretion of the Company to account for, among other things, the business needs of the Company.
2. Employee Benefits. You will be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time. It is currently anticipated that you will continue participating in DivvyPay-sponsored benefits, including with respect to

1 Any reference to “the Company” or “Bill.com” will be understood to include any direct or indirect subsidiary of the Company that employs you, including Bill.com LLC.

vacation accrual, unless and until you are transitioned to participate in the Company’s employee benefits, except that DivvyPay 401k plan will be terminated the day prior to the Closing Date, subject to the Closing taking place, and you will be offered the opportunity to participate in the Company’s 401k plan in accordance with its terms.
3. Equity Grants. RSUs. Subject to the approval of the Compensation Committee of our Board of Directors, you will be granted 635,850 restricted stock units ("RSUs") under the Company's 2019 Equity Incentive Plan (the “Plan”). The RSUs will vest over 3 years, of which 211,950 RSUs shall vest on the first anniversary of your Vesting Commencement Date and the remainder shall vest thereafter in equal installments on each quarterly anniversary of your Vesting Commencement Date, subject to your continued employment with the Company on each such vesting date, as set forth in the award agreement evidencing the RSUs. Your Vesting Commencement Date will be the first of the following dates which occur after your first day of work: February 28, May 28, August 28, or November 28. For example, if you start work on June 1 your Vesting Commencement Date will be August 28. Vested RSUs will settle, and shares issued to you, after each vesting date in accordance with the policies of the Company and the terms and conditions of the Plan and the RSU agreement. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs. The RSUs will permit payment of taxes through sale of shares.
4. Termination Benefits / Acceleration Waivers. During the three years after your Vesting Commencement Date, if you are subject to a Qualifying Termination or a CIC Qualifying Termination, you will be eligible to receive certain payments and benefits as set forth in the Company’s standard Change in Control and Severance Agreement (the “CIC and Severance Agreement”). “Qualifying Termination” and “CIC Qualifying Termination” shall have the meanings ascribed to them in the CIC and Severance Agreement.
You hereby agree that your employment by Bill.com substantially on the terms set forth herein does not constitute a Termination in Connection with a Change in Control (as defined in any stock option agreement between you and DivvyPay) and waive all such claims to the contrary.
5. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of Bill.com, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option, equity award or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and an authorized representative of Bill.com.
6. Confidentiality. As an employee of Bill.com, you will have access to certain confidential information of Bill.com and you may, during the course of your employment, develop certain information or inventions that will be the property of Bill.com. To protect the interests of Bill.com, you will need to sign Bill.com's standard Employee Invention Assignment and Confidentiality Agreement (the “Employee Invention Assignment and Confidentiality Agreement”) as a condition of your employment.

7. No Conflicting Obligations. By signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. Except for what is being acquired by the Company in connection with the Merger, you are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
8. General Obligations; Outside Activities. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to comply with the Company’s policies and procedures. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
9. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving, employment or other background check, as may be applicable. This offer can be rescinded based upon data received in the verification.
10. Arbitration. You and Bill.com agree to submit to mandatory binding arbitration of any and all claims arising out of or related to your employment with Bill.com and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in Bill.com, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in Santa Clara County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This letter does not, however, restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employmentarbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

11. Equal Employment Opportunity. Bill.com is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. Bill.com prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.
12. Non-Competition Agreement. In addition, as a condition of your employment, and in consideration of the substantial payment you will receive upon the Company’s purchase of your stock interest in DivvyPay, you agree to enter into the Non-Competition Agreement attached hereto as Exhibit A and shall return a signed copy of such agreement with this Agreement.
13. Other Provisions. This letter, together with the Employee Invention Assignment and Confidentiality Agreement and any agreement governing the equity grants described above sets forth the entire agreement between you and Bill.com with respect to your employment by Bill.com and cancels and supersedes any other oral or written agreement, discussion or understanding between you and Bill.com (or prior agreement with DivvyPay) with respect to the subject matter hereof. This letter can only be modified in a written agreement signed by both you and Bill.com. This letter shall be governed by the laws of the state of Utah without regard to conflict of laws provisions thereof and may be amended only in a writing signed by you and an authorized officer of Bill.com.
14. Acceptance. This offer will remain open and is contingent on any background checks and the closing of the Merger. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. This offer is rescinded if you do not start your employment with Bill.com upon the closing of the Merger. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
This Offer Letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company or you and DivvyPay regarding the matters described in this Offer Letter. In the event that the Merger is not consummated, this Offer Letter, and any non competition or confidentiality agreements with the Company, shall automatically terminate and be of no further force or effect. This offer, if not accepted, will expire immediately after the Closing Date.

We look forward to the opportunity to welcome you to Bill.com.

/s/ René Lacerte
_______________________________________
René Lacerte Founder and Chief Executive Officer
[SIGNATURE PAGE TO OFFER LETTER]

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Blake Murray
_______________________________________
Blake Murray Founder and CEO, DivvyPay

Exhibit A
Non-Competition Agreement